Exhibit 99.1

InfoSpace Announces Acquisition of European

Mobile Games Publisher IOMO

BELLEVUE, Wash.—Dec. 1, 2004—InfoSpace, Inc. (NASDAQ: INSP) today announced its acquisition of U.K.-based IOMO Limited, an award-winning developer and publisher of mobile games. The consideration is approximately $15 million, payable in cash.

“We are excited to build our presence in Europe and to expand our role in the mobile games space by acquiring IOMO,” said Jim Voelker, chairman and chief executive officer of InfoSpace, Inc. “With IOMO’s great team, strong publishing capabilities and broad distribution relationships, we will extend our reach by offering high quality mobile games to subscribers across the world.”

Currently, IOMO distributes its mobile games through several major mobile operators and handset manufacturers, including Vodafone, O2, Orange, Nokia and Motorola. IOMO’s games are distributed to subscribers in more than 15 countries, including the U.K., Germany, Italy, Spain, Ireland, Greece, Portugal, Australia, New Zealand, Thailand and China. In the three months ended September 30, 2004, IOMO generated approximately $1 million in revenue.

Since the company was founded in 2000, IOMO has built a reputation on creating more than 80 innovative, high quality mobile games, such as the BAFTA nominated Scooby Doo, Tomb Raider, Tiger Woods PGA Tour Golf and Colin McRae Rally 2005. In recent months, IOMO has developed and/ or published several of the “top ten” games downloaded across all four major mobile operators in the U.K., according to ELSPA, the Entertainment & Leisure Software Publishers Association. IOMO’s high quality product offerings earned it the honor of being named the Best Mobile Development Studio at the Develop Industry Excellence Awards in each of the last two years.

“InfoSpace is a great fit for IOMO,” said John Chasey, the managing director of IOMO. “As a company, we have been fortunate to work with several major mobile operators and leading handset manufacturers. Now, we are looking forward to taking our relationships, products and expertise to the next level with InfoSpace.”

InfoSpace Mobile is a leading producer and publisher of music, graphics and games for mobile operators. InfoSpace Mobile makes it possible for media companies and content brands to reach the widest audience of mobile subscribers with compelling content and marketing promotions. The acquisition of IOMO will allow InfoSpace Mobile to offer an even wider array of gaming applications to their mobile partners and subscribers.

About InfoSpace, Inc.

InfoSpace, Inc. (NASDAQ: INSP) is a diversified technology and services company that develops Internet and wireless solutions for a wide range of customers. InfoSpace Search & Directory provides Web search and online directory products that help users find the information they need while creating opportunities for merchants. InfoSpace Mobile provides content and applications that enable mobile operators and content providers to efficiently develop and deliver mobile data services across multiple devices. More information can be found at http://www.infospaceinc.com/.

This release contains forward-looking statements regarding the Company’s wireless business and its acquisition of IOMO. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include InfoSpace’s ability to integrate the acquisition of IOMO, the future performance of IOMO and the rate of adoption by mobile operators and other customers of mobile media product offerings. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Quarterly Report on Form 10-Q, in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

CONTACTS:

Corporate contact – InfoSpace, Inc.

Amina Suchoski, Communications and Investor Relations

425-201-8681

amina.suchoski@infospace.com

U.S. Media Contact – InfoSpace Mobile

Jaimee Minney, OnPR

425-454-6843

jaimeem@onpr.com

U.K. and Europe Media Contact – InfoSpace Mobile

Alia Ilyas, Rainier PR

44-(0)-207-494-6580 or 44-(0)-207-494-6570

ailyas@rainierpr.co.uk

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